The Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455
February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$128,440
Class B	$582
Class C	$5,725
Class F1	$24,831
Class F2	$4,078
Total	$163,656

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2382
Class B	$0.1921
Class C	$0.1889
Class F1	$0.2324
Class F2	$0.2467

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	548,997
Class B	2,730
Class C	31,041
Class F1	108,859
Class F2	16,889
Total	708,516

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.83
Class B	$12.83
Class C	$12.83
Class F1	$12.83
Class F2	$12.83